WEIRTON STEEL CORPORATION
               1984 AND 1989 EMPLOYEE STOCK OWNERSHIP PLANS
                        DISCLOSURE SUPPLEMENT


     This Disclosure Supplement (the "Supplement") is being furnished to participants in the 1984 Employee Stock Ownership Plan (the "1984 ESOP") and 1989 Employee Stock Ownership Plan (the "1989 ESOP", collectively the "ESOPs") sponsored by Weirton Steel Corporation (the "Company"). This Supplement accompanies the Company's Notice of Annual Meeting of Stockholders and Proxy Statement dated April 19, 1999 (the "Company Proxy Materials") for an Annual Meeting of Stockholders scheduled to be held on May 26, 1999 (the "Annual Meeting"). Participants in the ESOPs are urged to read this Supplement together with the Company Proxy Materials prior to completing and returning the Confidential Participant Instruction Form ("Instruction Form") which is enclosed.


                      PURPOSE OF SUPPLEMENT

     This Supplement describes the method to be used by participants in the ESOPs in completing their Instruction Forms, and the tabulation of the Instruction Forms submitted by ESOP participants. As disclosed in the Company Proxy Materials, the stockholders of the Company are voting on several proposals: (i) the election of five persons to serve on the Board of Directors;
(ii) the ratification of the appointment of the Company's independent accountants for the fiscal year ended December 31, 1999; (iii) a proposal to increase the age qualification limitation from 65 to 68 years of age; and (iv) a stockholder proposal requesting the Board of Directors to hire an investment bank to auction the Company for sale in 1999. ESOP participants may vote on these issues, but only by completing the Instruction Form. In past years, questions have been asked by participants in the ESOPs concerning the completion of the Instruction Form, and the tabulation of votes. This Supplement is intended to address those issues.


                     OUTSTANDING VOTING STOCK

     Only holders of record of the Company's Common Stock, par value $.01 per share (the "Common Stock") and Convertible Voting Preferred Stock, Series A, par value $.10 per share (the "Convertible Preferred Stock") at the close of business on March 31, 1999 are entitled to vote on matters to be presented at the Annual Meeting. On March 31, 1999, 41,566,977 shares of Common Stock and 1,658,096 shares of Convertible Preferred Stock were outstanding and entitled to vote. Each share of Convertible Preferred Stock is entitled to ten votes and each share of Common Stock is entitled to one vote.

     All Common Stock and all Convertible Preferred Stock held in the ESOPs will be voted by the holder of record, United National Bank (the "ESOP Trustee,") as directed by participants and in accordance with the terms of the applicable ESOP. As of March 31, 1999 there were 9,813,179 shares of Common Stock and 1,581,948 shares of Convertible Preferred Stock entitled to be voted by the ESOP Trustee. The ESOP Trustee will vote all these shares, representing 25,632,659 votes at the Annual Meeting. The shares to be voted by the ESOP Trustee will account for approximately 44.1% of the total voting power which can be voted at the Annual Meeting.


                       ESOP VOTING PROCEDURES

     Participants in the ESOPs are also receiving Company Proxy
Materials distributed to public stockholders and will find enclosed an Instruction Form for use in instructing the ESOP
Trustee how to vote their shares.

     The enclosed Instruction Form provides the means for participants in the ESOPs to vote on the same issues to be presented to stockholders of record at the Annual Meeting. The Instruction Form replaces the proxy card used by public stockholders. The shares represented by the Instruction Forms will be voted by the ESOP Trustee in the manner specifically indicated by ESOP participants. Instruction Forms returned with no specific voting instructions, without signature or undated, will result in the related shares being voted by the ESOP Trustee as "uninstructed shares". As explained below, the ESOPs have procedures governing uninstructed shares. The Instruction Form may be changed or revoked only by a later dated and properly signed Instruction Form received by the ESOP Trustee prior to completion of the ESOP Trustee's tabulation of votes to be cast at the Annual Meeting. Since the ESOP Trustee is the only holder of record of voting stock owned by the ESOPs, only the ESOP Trustee can cast a ballot at the Annual Meeting on behalf of ESOP participants. The Instruction Form indicates when a later dated form must be received to replace a prior form. A participant may vote in person only to the extent the participant has withdrawn shares from the ESOPs and, as an individual, has become a stockholder of record or beneficial owner (such as through a brokerage account) as of March 31, 1999.

     All Common Stock held in the 1984 ESOP has been allocated. Common Stock in the 1984 ESOP for which no voting instructions are received and Convertible Preferred Stock in the 1989 ESOP which has not yet been allocated to the accounts of participants or for which no voting instructions are received also will be voted by the ESOP Trustee, all in accordance with the terms of the applicable ESOP.


                         ESOP VOTE TABULATION

     The ESOP Trustee has retained the firm of Ellen Philip Associates, Inc. to tabulate the Instruction Forms. The Instruction Forms are confidential and no person not associated with Ellen Philip Associates, Inc. or the ESOP Trustee, has access to any participant's Instruction Form or information as to how a participant instructed the ESOP Trustee to vote.



                   METHOD OF CALCULATING ESOP VOTES

      The matters to be voted on at the Annual Meeting will be voted by the ESOP Trustee on the "account balance" method. This gives specific effect to the shares owned and voted by each participant who properly returns an Instruction Form. On each issue involving voting by the account balance method, the Instruction Forms voting "FOR" and "AGAINST" are tabulated and the resulting votes are cast. Once this is accomplished, percentages of shares instructed "FOR" and "AGAINST" are determined, and this percentage is applied to all unallocated or uninstructed shares voted by the ESOP Trustee. Instruction Forms which are not returned, or which are returned without a proper indication as to "FOR" or "AGAINST" are treated as "uninstructed" shares.

     For example, a participant who has 1,000 shares of Common Stock (one vote per share) and 100 shares of Convertible Preferred Stock (ten votes per share) can instruct the ESOP Trustee as to voting shares with a total of 2,000 votes. If the participant does not return the Instruction Form, or returns it signed and dated but without instructions, the ESOP Trustee will vote that participant's shares on the basis of instructions received from all other participants. For example, if all other participants (tabulated separately in each ESOP) who voted on an issue voted 60% FOR and 40% AGAINST, the ESOP Trustee would vote 1,200 votes FOR and 800 votes AGAINST the issue, in the case of the hypothetical participant.

     This Supplement has been prepared jointly by the Company and the ESOP Administrative Committee under the ESOPs.



                                 WEIRTON STEEL CORPORATION

                                            AND

                               ESOP ADMINISTRATIVE COMMITTEE

Weirton, West Virginia
April 19, 1999